Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2009 Third Quarter Financial Results

•                  Company completes capital raise of $57.9 million, net of expenses

•                  GAAP equity ratio and tangible equity ratio increase to 9.51% and 8.59%, respectively

•                  Total risk-based capital ratio increases to 13.42%

Denver, Colorado (October 23, 2009) – Guaranty Bancorp (Nasdaq: GBNK) today reported a third quarter 2009 net loss of $16.9 million, or 33 cents loss per basic and diluted share, compared to a third quarter 2008 net loss of $265.8 million, or $5.21 loss per basic and diluted share.  Excluding the goodwill impairment charge in the prior year, the net loss for the third quarter 2009 is $1.8 million greater than the same quarter in 2008. The primary reasons for this increase in net loss, exclusive of the 2008 goodwill impairment, are a $4.9 million decrease in net interest income primarily due to lower earning assets in 2009 as compared to 2008; a $5.0 million charge in the third quarter 2009 for a valuation allowance related to deferred tax assets; and higher noninterest expense related mostly to higher nonperforming asset-related costs and FDIC insurance assessments.  These decreases to net income were offset mostly by a $10.8 million reduction in the provision for loan losses in the third quarter 2009 as compared to the same quarter in 2008.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “During the third quarter 2009, we significantly increased our capital position with a successful capital raise of $57.9 million, net of expenses, through the issuance of mandatorily convertible preferred stock.  At September 30, 2009, our total risk-based capital ratio was 13.42% as compared to 10.73% at the end of the prior quarter. Similarly, our GAAP equity ratio and tangible equity ratio at September 30, 2009, increased by over 160 basis points from the prior quarter to 9.51% and 8.59%, respectively. Further, the Company’s short-term liquidity increased during the third quarter 2009 compared to the prior quarter as a result of a $71.7 million increase in deposits, a $64.3 million decrease in loans and the $57.9 million capital raise in August 2009. ”

Mr. Quinn continued, “The provision for loan losses remained high in the third quarter 2009 due to an increase in nonperforming assets and related charge-offs. We reduced our other real estate owned by $2.5 million during the quarter and have pending sales contracts for the disposition of another $16 million of other real estate owned at September 30, 2009, as well as several pending transactions with respect to our nonperforming loans that could further reduce our level of nonperforming assets. Although it is possible that not all of these transactions will close, we are committed to actively reducing our nonperforming assets over the next several quarters.  While we are still dealing with uncertain economic conditions, we believe that the level of our nonperforming assets has plateaued.”

The Company’s net loss for the first nine months of 2009 was $27.3 million, or $0.53 loss per basic and diluted share compared to a net loss of $260.6 million or $5.11 loss per basic and diluted share for the same period in 2008.  The primary cause for the decrease in net loss in 2009 as compared to 2008 is that there was no goodwill impairment charge in 2009 as compared to the $250.7 million goodwill impairment charge recorded during the third quarter 2008. Other differences for the nine months ended September 30, 2009 as compared to the same period in 2008 include a $15.4 million reduction in net interest income due to lower rates and a decrease in earning assets, an $8.6 million increase to the provision for loan losses and a $5.0 million charge to establish a valuation allowance for deferred tax assets. These decreases to net income were partially offset by lower noninterest expense for the first nine months of 2009 as compared to the same period in 2008.

Key Financial Measures

Income Statement

	Quarter Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Loss per share-basic & diluted	$(0.33)	$(0.21)	$(5.21)	$(0.53)	$(5.11)
Return on average assets	(3.32)%	(2.17)%	(44.96)%	(1.80)%	(14.75)%
Net Interest Margin	3.14%	3.38%	4.02%	3.26%	4.21%

Balance Sheet

	September 30, 2009	December 31, 2008	% Change	September 30, 2008	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$148,194	$45,711	224.2%	$41,347	258.4%
Total investments	209,297	144,264	45.1%	143,649	45.7%
Total loans, net of unearned discount	1,587,265	1,826,333	(13.1)%	1,779,673	(10.8)%
Loans held for sale	5,500	5,760	(4.5)%	—	100.0%
Allowance for loan losses	(49,038)	(44,988)	9.0%	(44,765)	9.5%
Total assets	2,057,378	2,102,741	(2.2)%	2,052,944	0.2%
Average assets, quarter-to-date	2,022,679	2,099,519	(3.7)%	2,351,913	(14.0)%
Total deposits	1,632,436	1,698,651	(3.9)%	1,635,101	(0.2)%
Book value per common share	$2.60	$3.07	(15.3)%	$2.93	(11.3)%
Tangible book value per common share	$2.21	$2.58	(14.3)%	$2.41	(8.4)%
Book value of preferred stock	$57,883	None	N/A	None	N/A
Liquidation value of preferred stock	$59,053	None	N/A	None	N/A
Equity ratio – GAAP	9.51%	7.68%	23.8%	7.52%	26.4%
Tangible equity ratio	8.59%	6.55%	31.1%	6.27%	36.9%
Total risk-based capital ratio	13.42%	10.61%	26.5%	10.45%	28.4%

Net Interest Income and Margin

	Quarter Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(Dollars in thousands)

Net interest income	$14,911	$15,860	$19,842	$46,489	$61,883
Interest rate spread	2.65%	2.77%	3.37%	2.68%	3.48%
Net interest margin	3.14%	3.38%	4.02%	3.26%	4.21%
Net interest margin, fully tax equivalent	3.23%	3.46%	4.11%	3.34%	4.31%

Third quarter 2009 net interest income of $14.9 million decreased by $1.0 million from the second quarter 2009, and decreased $4.9 million from the third quarter 2008.  The Company’s net interest margin of 3.14% for the third quarter 2009 reflected a decline of 24 basis points from the second quarter 2009 and a decline of 88 basis points from the third quarter 2008. The decrease in net interest margin and net interest spread in the third quarter 2009, as compared to the second quarter 2009, is primarily a result of greater short-term liquidity as reflected by an $85.4 million increase in average cash equivalents, which only earned 0.24% during the quarter.  Excluding these low-yielding cash equivalents, the Company’s net interest income would have been 17 basis points higher in the third quarter 2009.  This increase in short-term liquidity was a result of a $106.1 million decrease in quarterly average loan balances coupled with a net increase to capital during the quarter as a result of the issuance of preferred stock in August 2009.  A portion of this additional liquidity was invested in our securities portfolio, which increased by $84.3 million during the third quarter 2009.  Management continues to evaluate alternatives for the utilization of this additional liquidity to improve our future margin, including a combination of purchasing new investment securities, making new loans and not renewing certain maturing time deposits.

The decline in net interest margin from the third quarter 2008 to the third quarter 2009 is mostly attributable to the greater than 175 basis point cut in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board during the fourth quarter 2008.  The targeted federal funds rate was 2.00% at July 1, 2008 and fell to between 0% and 0.25% on December 16, 2008, where it remains today. These historically low rates have caused a dramatic decrease to our overall net interest margin throughout 2008 and into 2009.   Net interest spread fell by 72 basis points from 3.37% during the third quarter 2008 to 2.65% during the third quarter 2009 primarily as a result of yields on earnings assets falling by more than the decline in the cost of funds.

Interest income in the third quarter 2009 decreased by $6.2 million to $23.5 million, from $29.7 million in the third quarter 2008.  Lower yields on earning assets attributed to $3.5 million of the $6.2 million decrease in interest income with the remainder due to a decline in earning assets.  Approximately 56% of the Company’s outstanding loan balances are variable rate loans and are generally tied to an index, such as prime or LIBOR.  As a result of the decline in rates discussed above, the average yield on loans for the Company decreased by 80 basis points from 6.09% for the quarter ended September 30, 2008 to 5.29% for the same period in 2009.  Other causes for the decline in interest income include an increase in nonaccrual loan balances in 2009 as compared to the prior year, as well as a reduction in loan fee income as a result of a reduction in overall loan balances.  The Company remains asset sensitive at the end of third quarter 2009 and expects that as interest rates rise, net interest income will also increase.

Interest expense decreased by $1.3 million to $8.6 million for the third quarter 2009 as compared to $9.9 million in the third quarter 2008.  The $1.3 million decrease in interest expense is attributable to a $1.9 million favorable rate variance, partially offset by a $0.6 million unfavorable volume variance due mostly to higher average time deposit balances. The overall cost of funds declined by 35 basis points to 2.30% from the third quarter 2008 to the third quarter 2009, primarily as a result of the overall cost of interest bearing deposits decreasing by 36 basis points.   For the third quarter of 2009, the average cost of time deposits was 3.19% as there was a significant amount of time deposits booked in October and November 2008 at higher rates. Approximately $271.9 million of time deposits with an average rate of 3.46% will mature in the fourth quarter 2009.

For the nine months ended September 30, 2009, the Company’s net interest income declined by $15.4 million to $46.5 million as compared to $61.9 million for the same period in 2008.  This decline is mostly attributable to a $9.0 million unfavorable rate variance due to a 95 basis point decrease in net interest margin, primarily attributable to the Company being asset sensitive coupled with a greater than 400 basis point cut in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board since the beginning of 2008. The remainder of the decrease in net interest income is primarily due to a reduced volume of earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(In thousands)
Noninterest income:
Customer service and other fees	$2,281	$2,354	$2,521	$7,314	$7,325
Gain (loss) on sale of securities	(1)	—	—	(1)	138
Other	170	273	186	679	891
Total noninterest income	$2,450	$2,627	$2,707	$7,992	$8,354

Noninterest income for the third quarter 2009 decreased by $0.2 million from the second quarter 2009 and decreased by $0.3 million from the third quarter 2008.

For the nine months ended September 30, 2009, noninterest income decreased by $0.4 million as compared to the same period in 2008.  Although customer service and other fees remained relatively flat in the third quarter 2009 as compared to the same quarter in 2008, overall customer overdraft fees declined by $0.5 million in 2009 as compared to 2008; these were offset by increases in analysis fees as a result of lower earnings credits on compensating balances.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,536	$6,712	$5,927	$19,987	$24,831
Occupancy expense	1,908	1,926	1,958	5,755	6,090
Furniture and equipment	1,103	1,147	1,390	3,381	4,087
Impairment of goodwill	—	—	250,748	—	250,748
Amortization of intangible assets	1,559	1,581	1,877	4,722	5,631
Other general and administrative	6,303	6,348	3,982	16,759	12,902
Total noninterest expense	$17,409	$17,714	$265,882	$50,604	$304,289

Noninterest expense for the third quarter 2009 decreased by $0.3 million as compared to the second quarter 2009, and excluding the goodwill impairment of $250.7 million, increased by $2.3 million from the third quarter 2008.  The decrease in noninterest expense for the third quarter 2009 as compared to the second quarter 2009 is primarily due to a decrease in Salaries and Employee Benefits resulting from a decrease in employee headcount combined with a decrease in other general and administrative expense. The quarterly decline in other general and administrative expense is primarily the result of a one-time FDIC assessment of $0.9 million in the second quarter 2009, partially offset by $0.7 million of higher expenses related to other real estate owned mostly due to net write-downs of value as a result of pending sales contracts on other real estate owned.

Overall noninterest expense decreased by $248.5 million in the third quarter 2009 as compared to the same quarter in 2008 primarily as a result of $250.7 million goodwill impairment charge in 2008.  Partially offsetting the decline related to the goodwill impairment charge is a $0.6 million increase in salaries and employee benefits and a $2.3 million increase in other general and administrative expense.  The $0.6 million increase in salaries and employee benefits in the third quarter 2009 as compared to the same quarter 2008 is due mostly to the impact of a $2.6 million reversal of equity-based compensation in the third quarter of 2008.   During the third quarter 2008, there was a cumulative reversal of equity-based compensation expense as a result of a determination that performance-based shares were no longer expected to meet their performance target prior to their expiration date.  Excluding the impact of this 2008 reversal of expense, salaries and benefits in the third quarter of 2009 decreased by $2.0 million from the third quarter of 2008 due primarily to overall lower core salary and benefits expenses as a result of fewer employees in 2009 as compared to 2008.  The $2.3 million increase in other general and administrative expense in the third quarter 2009 from third quarter 2008, excluding the goodwill impairment charge, is mostly due to a $1.0 million increase in FDIC insurance assessments, a $1.1 million net increase in write-downs of other real estate owned and a $0.3 million increase in other collection-related expenses.

Noninterest expense for the nine months ended September 30, 2009 decreased by $253.7 million to $50.6 million compared with the same period in 2008. Excluding the $250.7 million goodwill impairment, noninterest expense declined by $3.0 million year-to-date in 2009 as compared to 2008 due mostly to a $4.8 million decrease in salaries and employee benefits, a $1.0 million decrease in occupancy and furniture & equipment expense, and a $0.9 million decrease to intangible asset

amortization expense.   These decreases were partially offset by a $3.9 million increase to other general and administrative expenses.  On a year-to-date basis, the $4.8 million decline in salaries and employee benefits expense is due to a $4.1 million decrease to base salaries and benefits, a $2.1 million decrease to bonus and incentives and a $1.4 million increase to equity-based compensation expense as a result of the cumulative reversal explained above.  The declines in occupancy, furniture and equipment and intangible asset amortization are primarily a result of the closure of two branches in 2008 and accelerated amortization on our core deposit intangible assets.   The $3.9 million increase to general and administrative expenses is mostly due to a $2.8 million increase in FDIC insurance assessments, due to higher rates in 2009 as well as a one-time assessment in the second quarter 2009, and a $1.3 million increase to expenses associated with other real estate owned and other problem assets, including legal and appraisal fees as well as higher write-downs on other real estate owned.

Income Taxes

In the quarter ended September 30, 2009, management determined that a deferred tax valuation allowance should be recorded.  In making this determination, management considered all evidence currently available, both positive and negative, including forecasts of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions. Positive evidence includes the existence of taxes paid in available carry-back years as well as the probability that taxable income will be generated in future periods; the potential to carry-back 2009 losses to prior years; and various other tax planning strategies that we can implement, if needed, to realize a portion of the deferred tax asset.  Negative evidence includes the cumulative losses in the current year and the immediate preceding fiscal year, the downward economic and business trends, the volatility of earnings in the current economic environment relative to additions to the provisions for loan losses and the fact the Company has a three year cumulative loss for financial reporting purposes.

Based upon these factors, the Company has established a net deferred tax asset valuation allowance of $5.0 million for the quarter ended September 30, 2009.  On a quarterly basis, the Company will determine whether a valuation allowance is necessary and whether the allowance should be adjusted based on then available evidence.

Balance Sheet

	September 30, 2009	December 31, 2008	% Change	September 30, 2008	% Change
	(Dollars in thousands, except per share amounts)
Total assets	$2,057,378	$2,102,741	(2.2)%	$2,052,944	0.2%
Average assets, quarter-to-date	2,022,679	2,099,519	(3.7)%	2,351,913	(14.0)%
Total deposits	1,632,436	1,698,651	(3.9)%	1,635,101	(0.2)%

Equity ratio - GAAP	9.51%	7.68%	23.8%	7.52%	26.4%
Tangible equity ratio	8.59%	6.55%	31.1%	6.27%	36.9%

At September 30, 2009, total assets of $2.1 billion remained relatively flat as compared to December 31, 2008 and September 30, 2008.  Although total assets remained relatively consistent with prior periods, there has been a shift to more liquid assets during 2009, including investment securities and short-term funding.  Total loans have declined by $239 million from $1.8 billion as of December 31, 2008 to $1.6 billion as of September 30, 2009.  During this same time period, the Company’s investments have increased by $65 million from $144 million as of December 31, 2008 to $209 million as of September 30, 2009, and total cash and cash equivalents increased by $102.5 million to $148.2 million at September 30, 2009 as compared to $45.7 million at December 31, 2008.

The decline in loan balances from December 31, 2008, is primarily a result of a $64 million decrease in real estate loans and a $173 million decrease in commercial loans.  The decline in commercial loans is partly attributable to planned efforts by the bank to reduce lower yielding syndicated and participated loans.

The GAAP equity ratio and tangible equity ratio each increased from December 31, 2008 and September 30, 2008, as a result of the sale of $57.9 million, net of expenses, of convertible preferred stock in August 2009.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008
	(In thousands)
Loans on real estate:
Residential and commercial	$715,005	$682,923	$680,030	$693,800
Construction	163,074	190,197	268,306	248,883
Equity lines of credit	56,591	55,812	50,270	49,205
Commercial loans	573,562	639,462	746,241	706,678
Agricultural loans	19,428	22,764	22,738	23,989
Lease financing	4,722	4,722	3,549	472
Installment loans to individuals	38,704	37,878	38,352	38,777
Overdrafts	768	569	855	2,226
SBA and other	18,181	20,215	19,592	19,401
	1,590,035	1,654,542	1,829,933	1,783,431
Unearned discount	(2,770)	(2,970)	(3,600)	(3,758)
Loans, net of unearned discount	$1,587,265	$1,651,572	$1,826,333	$1,779,673

There were $934.7 million of real estate loans at September 30, 2009 as compared to $998.6 million at December 31, 2008, a decrease of $63.9 million.  Management continues its efforts to decrease its exposure to residential and commercial real-estate.

At September 30, 2009, there were approximately $27 million of loans secured by for-sale residential real estate and approximately $69 million of residential land and land development loans, respectively.  This compares to December 31, 2008, with approximately $57 million of loans secured by for-sale residential real estate and approximately $114 million of residential land and land development loans.

The $105.2 million decrease in construction loans, and the $35.0 million increase in residential and commercial real estate loans at September 30, 2009 as compared to December 31, 2008 is partially due to reclassifying $77 million of construction loans to commercial real estate loans because of the completion of the underlying building projects and the commencement of amortization of these loans.   A portion of the remainder of the decrease in construction loans was a result of payoffs on existing loans, as well as moving loans to other real estate owned during 2009.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008
	(In thousands)
Noninterest bearing deposits	$366,308	$352,185	$433,761	$403,495
Interest bearing demand	152,914	142,013	145,492	142,164
Money market	319,504	306,243	315,364	483,691
Savings	72,483	72,143	68,064	68,910
Time	721,227	688,146	735,970	536,841
Total deposits	$1,632,436	$1,560,730	$1,698,651	$1,635,101

Total deposits declined by $66.2 million to $1.63 billion at September 30, 2009 as compared to $1.70 billion at December 31, 2008, as a result of a $67.5 million decrease in noninterest bearing demand and a $14.7 million decrease in time deposits, partially offset by a $16.0 million increase in other categories.   The decrease in noninterest bearing deposits is due to a $66.5 million movement of funds from a noninterest bearing account to a money market account by a single account holder who administers an omnibus account on behalf of bank cash sweep account customers.

Total deposits at September 30, 2009 are $71.7 million greater than total deposits at June 30, 2009.  The increase in deposits during the third quarter 2009 are primarily a result of a deposit gathering campaign, as well as a net increase in brokered deposits of $36.3 million, with an average rate of 1.14%.  These brokered deposits were purchased during the third quarter 2009 in anticipation of $52 million in maturities of brokered deposits with an average rate of 3.87% during the fourth quarter 2009.  At September 30, 2009, there were approximately $221 million in brokered time deposits, excluding reciprocal balances with other banks through the Certificate of Deposit Account Registry Service (CDARS).  Noninterest bearing deposits comprised 22.4% of total deposits at September 30, 2009 as compared to 22.6% at June 30, 2009.

Borrowings were $164.4 million at September 30, 2009 as compared to $166.4 million at December 31, 2008, and $166.5 million at September 30, 2008.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

The Company’s and the subsidiary bank’s capital ratios increased at September 30, 2009 as compared to December 31, 2008, due primarily to the issuance of $57.9 million, net of expenses, of convertible preferred stock during the third quarter 2009.  As a result of this issuance, the Company injected an aggregate of $40.0 million of capital into its bank subsidiary.  All of the regulatory capital ratios are above the highest regulatory capital requirement of “well-capitalized” at September 30, 2009.  The Company’s and the bank subsidiary’s actual capital ratios for September 30, 2009 and December 31, 2008 are presented in the table below:

	Ratio at September 30, 2009	Ratio at December 31, 2008	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	13.42%	10.61%	8.00%	N/A
Guaranty Bank and Trust Company	12.45%	10.52%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.28%	9.35%	4.00%	N/A
Guaranty Bank and Trust Company	11.18%	9.26%	4.00%	6.00%
Leverage Ratio:
Consolidated	8.41%	8.98%	4.00%	N/A
Guaranty Bank and Trust Company	10.14%	8.90%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At September 30, 2009, approximately $26.2 million of the bank subsidiary’s allowance for loan losses is disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.42% of total risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
	(Dollars in thousands)

Nonaccrual loans, not restructured	$81,035	$52,483	$57,299	$54,594	$54,654
Other nonperforming loans	150	2,671	911	228	324

Total nonperforming loans (NPLs)	$81,185	$55,154	$58,210	$54,822	$54,978
Other real estate owned and foreclosed assets	32,246	34,746	14,524	484	1,199

Total nonperforming assets (NPAs)	$113,431	$89,900	$72,734	$55,306	$56,177

Accruing loans past due 90 days or more	$9,140	$2,671	$911	$228	$324

Accruing loans past due 30-89 days	$52,443	$39,836	$31,957	$35,169	$20,660

Allowance for loan losses	$49,038	$43,041	$37,598	$44,988	$44,765

Selected ratios:
NPLs to loans, net of unearned discount	5.11%	3.34%	3.31%	3.00%	3.09%
NPAs to total assets	5.51%	4.62%	3.57%	2.63%	2.74%
Allowance for loan losses to NPAs	43.23%	47.88%	51.69%	81.34%	79.69%
Allowance for loan losses to NPLs	60.40%	78.04%	64.59%	82.06%	81.42%
Allowance for loan losses to loans, net of unearned discount	3.09%	2.61%	2.14%	2.46%	2.52%
Loans 30-89 days past due to loans, net of unearned discount	3.30%	2.41%	1.82%	1.93%	1.16%

The types of nonperforming loans (excluding loans held for sale) as of September 30, 2009 and June 30, 2009 are as follows:

	Nonperforming Loans
	September 30, 2009			June 30, 2009
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$33,073	40.7%	$1,990	$28,838	52.3%	$3,066
Other Residential Loans	2,442	3.0%	421	3,245	5.9%	591
Commercial and Industrial Loans	19,527	24.1%	1,992	10,869	19.7%	659
Commercial Real Estate	25,626	31.6%	3,112	10,979	19.9%	2,725
Other	517	0.6%	—	1,223	2.2%	250
Total	$81,185	100.0%	$7,515	$55,154	100.0%	$7,291

The increase in nonperforming loans related to commercial real estate is primarily the result of two loan relationships.

The types of loans included in the accruing loans past due 30-89 days as of September 30, 2009 and June 30, 2009 are as follows:

	Accruing loans past due 30-89 days
	September 30, 2009		June 30, 2009
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$5,751	11.0%	$12,096	30.4%
Other Residential Loans	2,253	4.3%	3,339	8.4%
Commercial and Industrial Loans	3,239	6.2%	21,389	53.6%
Commercial Real Estate	40,452	77.1%	2,419	6.1%
Other	748	1.4%	593	1.5%
Total	$52,443	100.0%	$39,836	100.0%

At September 30, 2009, approximately $23.2 million of the $52.4 million of accruing loans past due 30-89 days were matured and in the process of renewal. These loans are current with respect to payments, but are considered past due as they have matured and must be renewed.  Due to more conservative underwriting requirements and pricing increases being sought, it is taking longer to negotiate and redocument the matured loans.  Of the remaining $29.2 million of loans 30-89 days past due, one commercial real estate loan represents $23.0 million of this balance.  As of October 16, 2009, this loan was no longer past due.

Accruing loans over 90 days past due increased to $9.1 million at September 30, 2009, from $2.7 million at June 30, 2009. Approximately $8.9 million of this balance is comprised of two loan relationships that were in the process of renewal at quarter end, and therefore, were not considered to be impaired as of September 30, 2009.

Net charge-offs in the third quarter 2009 were $14.0 million, as compared to $12.5 million in the third quarter 2008, and $13.2 million in the second quarter 2009.  Impaired loans as of September 30, 2009 totaled $81.2 million, as compared to $55.2 million at the end of the second quarter 2009.

The Company recorded a provision for loan losses in the second quarter 2009 of $20.0 million, as compared to $18.6 million in the second quarter 2009 and $30.8 million in the third quarter 2008.   Of the $20.0 million in third quarter 2009 provision for loan losses, approximately $14.3 million was related to impaired loans and related charge-offs. Provision for loan losses of $5.7 million was made for the general component of the allowance for loan losses, which was primarily due to the impact of net charge-offs during the quarter on the historical loss and economic conditions components of our allowance for loan losses.

The allowance for loan losses to total loans outstanding was 3.09% at September 30, 2009, as compared to 2.46% at December 31, 2008 and 2.52% at September 30, 2008.

Shares Outstanding

As of September 30, 2009, the Company had 52,441,565 shares of common stock outstanding, including 1,084,838 shares of unvested stock awards, but excluding 90,275 shares of common stock to be issued under its deferred compensation plan.  In addition, the company had 59,053 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash), tangible book value and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(In thousands, except per share data)
Cash net loss
GAAP net loss	$(16,901)	$(10,857)	$(265,829)	$(27,322)	$(260,559)
Add: Impairment of goodwill	—	—	250,748	—	250,748
Add: Amortization of intangible assets	1,559	1,581	1,877	4,722	5,631
Less: Income tax effect	(593)	(600)	(713)	(1,795)	(2,140)
Cash net loss	$(15,935)	$(9,876)	$(13,917)	$(24,395)	$(6,320)

Weighted average shares – diluted	51,416,909	51,339,542	51,067,439	51,347,916	51,020,220

Loss per share – diluted	$(0.33)	$(0.21)	$(5.21)	$(0.53)	$(5.11)
Add: Intangible asset impact, net	0.02	0.02	4.94	0.05	4.99
Cash loss per share	$(0.31)	$(0.19)	$(0.27)	$(0.48)	$(0.12)

Return on tangible net assets (cash)
Cash net loss	$(15,935)	$(9,876)	$(13,917)	$(24,395)	$(6,320)

Average total assets	$2,022,679	$2,011,314	$2,351,913	$2,033,069	$2,359,584
Less: Average intangible assets	(21,459)	(23,016)	(276,257)	(23,037)	(279,963)
Average tangible assets	$2,001,220	$1,988,298	$2,075,656	$2,010,032	$2,079,621

Return on average assets - GAAP net loss divided by total average assets	(3.32)%	(2.17)%	(44.96)%	(1.80)%	(14.75)%

Return on average tangible assets (cash) - cash net loss divided by average tangible assets	(3.16)%	(1.99)%	(2.67)%	(1.62)%	(0.41)%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	September 30, 2009	December 31, 2008	September 30, 2008
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$195,670	$161,580	$154,406
Less: Preferred share liquidation preference	(59,053)	—	—
Stockholders’ equity attributable to common shares	136,617	161,580	154,406
Less: Intangible assets	(20,778)	(25,500)	(27,302)
Tangible common equity	$115,839	$136,080	$127,104

Number of shares outstanding and to be issued	52,531,840	52,654,131	52,661,738
Book value per common share	$2.60	$3.07	$2.93
Tangible book value per common share	$2.21	$2.58	$2.41

Tangible Equity Ratio
Total assets	$2,057,378	$2,102,741	$2,052,944
Less: Intangible assets	(20,778)	(25,500)	(27,302)
Tangible assets	$2,036,600	$2,077,241	$2,025,642

Equity ratio – GAAP (Total stockholders’ equity / total assets)	9.51%	7.68%	7.52%
Tangible equity ratio (Tangible common equity + Preferred share liquidation preference) / tangible assets	8.59%	6.55%	6.27%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30, 2009	December 31, 2008	September 30, 2008
	(In thousands)
Assets
Cash and due from banks	$148,194	$32,189	$37,548
Federal funds sold	—	13,522	3,799
Cash and cash equivalents	148,194	45,711	41,347
Securities available for sale, at fair value	182,573	102,874	97,250
Securities held to maturity	10,377	13,114	13,556
Bank stocks, at cost	16,347	28,276	32,843
Total investments	209,297	144,264	143,649

Loans, net of unearned discount	1,587,265	1,826,333	1,779,673
Less allowance for loan losses	(49,038)	(44,988)	(44,765)
Net loans	1,538,227	1,781,345	1,734,908
Loans held for sale	5,500	5,760	—
Premises and equipment, net	61,110	63,018	63,973
Other real estate owned and foreclosed assets	32,246	484	1,199
Other intangible assets, net	20,778	25,500	27,302
Other assets	42,026	36,659	40,566
Total assets	$2,057,378	$2,102,741	$2,052,944

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$366,308	$433,761	$403,495
Interest-bearing demand	472,418	460,856	625,855
Savings	72,483	68,064	68,910
Time	721,227	735,970	536,841
Total deposits	1,632,436	1,698,651	1,635,101
Securities sold under agreements to repurchase and federal funds purchased	12,424	21,781	42,604
Borrowings	164,420	166,404	166,508
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	11,189	13,086	13,086
Total liabilities	1,861,708	1,941,161	1,898,538

Stockholders’ equity:
Preferred stock and Additional paid-in capital – Preferred stock	57,883	—	—
Common stock and Additional paid-in capital – Common stock	618,011	617,253	617,038
Shares to be issued for deferred compensation obligations	156	710	664
Accumulated deficit	(379,325)	(352,003)	(355,826)
Accumulated other comprehensive income (loss)	1,387	(1,302)	(4,385)
Treasury Stock	(102,442)	(103,078)	(103,085)
Total stockholders’ equity	195,670	161,580	154,406
Total liabilities and stockholders’ equity	$2,057,378	$2,102,741	$2,052,944

GUARANTY BANCORP AND SUBSIDIARIES
Unaudited Consolidated Statements of Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$21,710	$27,675	$67,994	$86,822
Investment securities:
Taxable	751	749	2,067	2,212
Tax-exempt	763	846	2,295	2,616
Dividends	184	441	670	1,346
Federal funds sold and other	61	8	78	342
Total interest income	23,469	29,719	73,104	93,338
Interest expense:
Deposits	6,581	7,454	20,616	24,660
Federal funds purchased and repurchase agreements	29	160	98	442
Borrowings	1,323	1,485	3,956	3,931
Subordinated debentures	625	778	1,945	2,422
Total interest expense	8,558	9,877	26,615	31,455
Net interest income	14,911	19,842	46,489	61,883
Provision for loan losses	20,000	30,750	41,110	32,525
Net interest income, after provision for loan losses	(5,089)	(10,908)	5,379	29,358
Noninterest income:
Customer service and other fees	2,281	2,521	7,314	7,325
Gain (loss) on sale of securities	(1)	—	(1)	138
Other	170	186	679	891
Total noninterest income	2,450	2,707	7,992	8,354
Noninterest expense:
Salaries and employee benefits	6,536	5,927	19,987	24,831
Occupancy expense	1,908	1,958	5,755	6,090
Furniture and equipment	1,103	1,390	3,381	4,087
Impairment of goodwill	—	250,748	—	250,748
Amortization of intangible assets	1,559	1,877	4,722	5,631
Other general and administrative	6,303	3,982	16,759	12,902
Total noninterest expense	17,409	265,882	50,604	304,289
Loss before income taxes	(20,048)	(274,083)	(37,233)	(266,577)
Income tax benefit	(3,147)	(8,254)	(9,911)	(6,018)
Net loss	$(16,901)	$(265,829)	$(27,322)	$(260,559)

Loss per share-basic:	$(0.33)	$(5.21)	$(0.53)	$(5.11)
Loss per share-diluted:	(0.33)	(5.21)	(0.53)	(5.11)

Weighted average shares outstanding-basic	51,416,909	51,067,439	51,347,916	51,020,220
Weighted average shares outstanding-diluted	51,416,909	51,067,439	51,347,916	51,020,220

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,627,066	$1,733,168	$1,807,325	$1,722,321	$1,787,912
Securities	153,657	132,231	155,259	142,353	159,095
Other earning assets	101,585	16,175	1,662	42,133	15,348
Average earning assets	1,882,308	1,881,574	1,964,246	1,906,807	1,962,355
Other assets	140,371	129,740	387,667	126,262	397,229

Total average assets	$2,022,679	$2,011,314	$2,351,913	$2,033,069	$2,359,584

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$345,831	$410,517	$426,128	$395,827	$450,330
Interest-bearing deposits	1,259,751	1,203,107	1,220,755	1,230,152	1,231,414
Average deposits	1,605,582	1,613,624	1,646,883	1,625,979	1,681,744
Other interest-bearing liabilities	218,491	222,234	263,625	223,659	234,379
Other liabilities	12,120	10,472	17,838	11,573	19,842
Total average liabilities	1,836,193	1,846,330	1,928,346	1,861,211	1,935,965
Average stockholders’ equity	186,486	164,984	423,567	171,858	423,619
Total average liabilities and stockholders’ equity	$2,022,679	$2,011,314	$2,351,913	$2,033,069	$2,359,584

GUARANTY BANCORP
Unaudited Credit Quality Measures

	Quarter Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$81,035	$52,483	$57,299	$54,594	$54,654
Other nonperforming loans	150	2,671	911	228	324
Total nonperforming loans	$81,185	$55,154	$58,210	$54,822	$54,978
Other real estate owned and foreclosed assets	32,246	34,746	14,524	484	1,199
Total nonperforming assets	$113,431	$89,900	$72,734	$55,306	$56,177

Impaired loans	$81,185	$55,154	$58,210	$54,822	$54,978
Allocated allowance for loan losses	(7,515)	(7,291)	(6,342)	(11,064)	(12,825)
Net investment in impaired loans	$73,670	$47,863	$51,868	$43,758	$42,153

Accruing loans past due 90 days or more	$9,140	$2,671	$911	$228	$324

Accruing loans past due 30-89 days	$52,443	$39,836	$31,957	$35,169	$20,660

Charged-off loans	$14,618	$13,509	$10,262	$2,032	$12,779
Recoveries	(615)	(347)	(367)	(1,005)	(288)
Net charge-offs	$14,003	$13,162	$9,895	$1,027	$12,491

Provision for loan loss	$20,000	$18,605	$2,505	$1,250	$30,750

Allowance for loan losses	$49,038	$43,041	$37,598	$44,988	$44,765

Allowance for loan losses to loans, net of unearned discount	3.09%	2.61%	2.14%	2.46%	2.52%
Allowance for loan losses to nonaccrual loans	60.51%	82.01%	65.62%	82.41%	81.91%
Allowance for loan losses to nonperforming assets	43.23%	47.88%	51.69%	81.34%	79.69%
Allowance for loan losses to nonperforming loans	60.40%	78.04%	64.59%	82.06%	81.42%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	7.00%	5.33%	4.11%	3.03%	3.15%
Nonperforming assets to total assets	5.51%	4.62%	3.57%	2.63%	2.74%
Nonaccrual loans to loans, net of unearned discount	5.11%	3.18%	3.26%	2.99%	3.07%
Nonperforming loans to loans, net of unearned discount	5.11%	3.34%	3.31%	3.00%	3.09%
Annualized net charge-offs to average loans	3.42%	3.05%	2.22%	0.22%	2.75%